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TRANSCRIPT

The following is a transcript of an earnings conference call held by Comverse Technology, Inc. (“CTI”) at 8:30 a.m., Eastern Time, on September 7, 2012. While every effort has been made to provide an accurate transcription, there may be typographical mistakes, inaudible statements, errors, omissions or inaccuracies in the transcript. CTI believes that none of these inaccuracies is material. A replay of the call will be available, beginning at approximately 11:00 am on September 7, 2012, for seven days, at 1-404-537-3406, and archived via webcast at www.cmvt.com. The replay access code is 27030074.

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

CMVT - Q2 2012 Comverse Technology Earnings Conference Call

EVENT DATE/TIME: SEPTEMBER 07, 2012 / 12:30PM GMT

OVERVIEW:

CMVT reported 2Q12 results

CORPORATE PARTICIPANTS

Paul Baker Comverse Technology Inc- VP Corporate Marketing & Corporate Communications

Charles Burdick Comverse Technology Inc - CEO

Philippe Tartavull Comverse Inc. - CEO

Tom Sabol Comverse Inc. - CFO

Joel Legon Comverse Technology Inc - Interim CFO

CONFERENCE CALL PARTICIPANTS

Sterling Auty JPMorgan Chase & Co. - Analyst

Chris Growe Stifel Nicolaus - Analyst

Joe Stauff Susquehanna Financial Group - Analyst

Shaul Eyal Oppenheimer & Co. - Analyst

Scott Sutherland Wedbush Securities - Analyst

Howard Smith First Analysis Securities - Analyst

Daniel Meron RBC Capital Markets - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Comverse Technologies second-quarter 2012 results conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time.

(Operator Instructions)

As a reminder, today’s conference call is being recorded. I would now like to turn the call over to your host, Mr. Paul Baker, Vice President of Corporate Marketing and Corporate Communications. Sir, you may begin.

Paul Baker - Comverse Technology Inc - VP Corporate Marketing & Corporate Communications

Thank you, Stephanie. Good morning, everyone, and thank you for joining our conference call today. I’m here with Charles Burdick, Comverse Technology’s CEO; Joel Legon, Comverse Technology’s Interim Chief Financial Officer; Philippe Tartavull, CEO of Comverse Inc. also known as CNS, and Tom Sabol, CFO of CNS. By now, you should have seen a copy of our press release that includes selected financial information for our 2012 second fiscal quarter ended July 31, 2012. Our 2012 second-quarter 10-Q is expected to be filed timely on Monday. Each of our filings and earnings press releases is available under the Investor Relations tab of our website, CMVT.com, and also on the SEC’s website, SEC.gov.

Before starting the call, I would like to note that certain matters discussed on this call may contain forward-looking statements, including statements regarding expectations, predictions, views, opportunities, plans, strategies, beliefs, and statements of similar effect relating to Comverse Technology. These forward-looking statements are not guarantees of future performance, and they are based on Management’s current expectations that involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. The forward-looking statements are made as of the date of this call, and except as required by law, Comverse Technology assumes no obligation to update or revise them, or to provide reasons why actual results may differ. Investors are cautioned not to place undue reliance on these forward-looking statements, which are time-sensitive and speak only as of today. For a more detailed discussion of how these and other risks and uncertainties could cause Comverse Technology’s actual results to differ materially from those indicated in its forward-looking statements, please see our Form 10-K for the fiscal year ended January 31, 2012, and when filed, our Form 10-Q for the second quarter ended July 31, 2012, and Comverse Inc’s preliminary and amended Form 10 in anticipation of the planned spinoff of CNS.

Certain numbers presented today are approximations and have been rounded. During fiscal 2011, we changed our reportable segments to now consist of Comverse BSS, Comverse VAS, Verint, and all other. As a result, we now present the results of operations of Comverse BSS and Comverse VAS before unallocated corporate overhead, as separate segments. All of Comverse’s other operations including mobile internet, Netcentrex, and Comverse’s corporate functions are included in all other. However, we continue to present, as supplementary financial information, the results of operations of our Comverse subsidiary, as we believe such information provides useful information to investors regarding Comverse’s performance, including comparability to previously-reported financial information. Such supplementary information is not a replacement for the segment information presented.

Certain financial information discussed today is not prepared in accordance with Generally Acceptable Accepted Accounting Principles and is non-GAAP. In addition, we use segment performance as the primary basis for assessing the financial results of our segments, and for the allocation of resources. We also present Comverse performance, a measure that represents the operating results of our Comverse subsidiaries, without the impact of some items, consistent with past practice. A reconciliation of segment performance, Comverse performance, and non-GAAP financial measures provided in today’s call to the most directly-comparable GAAP financial measures, as well as an explanation of why management uses these measures, is included in our press release dated September 7, 2012. Non-GAAP financial information should not be considered in isolation or as a substitute for GAAP financial information, but is included because Management believes it provides meaningful supplemental information regarding our operating results, and when assessing our business, and that is useful to investors for informational and comparative purposes. The non-GAAP financial measures the Company uses have limitations and may differ from those used by other companies.

As most of you know, Comverse Technology Inc, or CTI, is a holding company. CTI owns 100% of Comverse, also known as CNS, common and convertible preferred shares representing 53.7% of Verint, and 66.5% of Starhome. This structure requires us to financial present financial results on a consolidated basis incorporating the results of all three businesses into our financial statements. As a public company, Verint publishes its results separately, and we encourage you to review Verint’s fiscal 2012 second-quarter 10-Q, press release and conference call. In addition, on August 1, 2012, Starhome agreed to be acquired by Fortissimo. As a consequence, in anticipation of the sale transaction, the results of Starhome are now reflected in discontinued operations. We will focus most of today’s discussion on CTI, the Comverse BSS and VAS segments, and CTI’s wholly-owned Comverse subsidiary. Now, I would like to turn the call over to our CEO, Charles Burdick. Charles?

Charles Burdick - Comverse Technology Inc - CEO

Thank you, Paul. I’m very pleased to be joined this morning by the new leaders of our CNS subsidiary, CEO Philippe Tartavull, and CFO Tom Sabol. Philippe and Tom have both joined CNS during the second quarter following a very successful partnership at Hypercom, where they guided the Company to growth, solid financial performance, and superior shareholder returns. Joel Legon, CTI’s interim CFO is also with us today. Joel and I are working closely with Philippe and Tom to help ensure the smooth transition of operational responsibiliies.

Before I hand the call over to Philippe and Tom, I’d like to update you on the progress we are making towards separating the three CTI operating subsidiaries from common ownership in a tax efficient manner and eliminating today’s complex CTI holding company structure. First, our majority-owned subsidiary Starhome recently signed its agreement to be acquired by the private equity firm Fortissimo. We expect this transaction to close by mid-October, using proceeds to CTI of $37.4 million, of which $5 million will be held in escrow. Next, we expect to complete the spinoff of our wholly-owned subsidiary CNS on October 31, as planned.

The CNS preliminary Form 10 has been filed under the name Comverse Inc, along with subsequent amendments. Proxy material has been mailed, and we expect to receive shareholder approval for the spinoff on October 10, which will pave the way for when-issued trading to begin around October 24, with distribution on October 31, which is the last day of our fiscal third quarter. CNS will trade as a well-capitalized independent publicly traded company, the ticker symbol CNSI has been reserved, the final decision on CNS’s capitalization will be made in the coming weeks. At the expected October 31, 2012 distribution date, CNS will likely be capitalized with well in excess of $200 million in cash, and no debt. We expect CNS to generate positive cash flow in the second half of the fiscal year, and by fiscal year end, CNS should have close to $300 million in cash on its balance sheet. This does not include the additional $30 million in escrow following the Starhome and Verint transactions.

And finally, the CTI holding company has agreed to be acquired by its majority-owned subsidiary, Verint, following the CNS spinoff. We are targeting an early 2013 closing. Assuming closing at our January 31, 2013 fiscal year end, CTI shareholders would receive newly-issued Verint shares representing CTI’s ownership of 16.3 million Verint common shares, plus 11.2 million shares underlying our convertible preferred holdings, plus additional shares representing $25 million in value. Following the CNS spinoff, the CTI holding company will carry cash sufficient to fund the expected professional fees related to the spinoff and Verint merger transactions, operating expenses to sustain the holding companies through the merger close, plus $25 million to fund the escrow accounts linked to the Verint deal.

This post-spin CTI holding company cash balance will likely be in the range of $60 million or more, and at the Verint merger closing, CTI plans to transfer the associated $25 million escrow amount to CNS, where it will be carried as restricted cash until it is released. We think these transactions represent the most cost and tax-efficient way to distribute CNS and Verint to our shareholders, unwind the CTI holding company structure and put both CNS and Verint in the best position to maximize value for their respective shareholders. We will focus our business discussion today on our CNS subsidiary, but before doing so, it’s important to note that the performance at our majority-owned Verint subsidiary continues to be strong. In the second quarter, Verint’s segment revenue of $212.4 million grew 9% year-over-year, with a segment performance margin of 20.2%. With that, I’ll turn the call over to CNS’s new CEO, Philippe Tartavull. Philippe?

Philippe Tartavull - Comverse Inc. - CEO

Thank you, Charles. First, I want to thank all of the employees of Comverse, all around the world from Tel Aviv to Hong Kong, from London to (inaudible), Massachusetts. As well as the other hundreds of countries where we are present. The high level of engagement and energy make a swing every day in the marketplace. Comverse is and will remain a strong brand in the industry, known for innovation, customer focus, and strong technology leadership.

In the next 18 months, we will focus CNS on three fronts. First of all, gaining momentum in bookings with price discipline. Secondly, improving our margins to improve efficiency for the management and other processes. And thirdly, rationalization of our G&A. This should provide growth and financial performance. Regarding our growth strategy, the market has a clear demand for strong technology leader that can deliver a solid solution at a price that, unlike other competitors, doesn’t double during the execution phase or a solution where you do need to realize all your processes to make it work, costing the operator time and expensive reorganization. Our products in BSS and our VAS product evolution [fast] address the new challenges of network operators.

Our growth strategy is articulated around three points. First of all, re-energizing our install base. We are strong in BSS with our post-paid and pre-paid installation and we are number one in value-added services. Secondly, acquiring new customers in targeted geographies, such as Asia-Pacific and EMEA. Thirdly, acceleration of our service offerings in both managed and cloud-based services. Regarding our BSS offerings, our Comverse One converged BSS, which is tightly integrated with our policy control solution is a valuable weapon for service provider. It helps when [speed time to revenue] through reassigned customer driven markets, more effectively monetize their data and machine-to-machine offerings and reduce the total cost of their BSS operations.

We now have 37 converged billing customers and more than 10 installations are now live. In addition, 10 of our 37 converged billing software are with new customers including both green field networks and several competitive replacements. We have also been successful in receiving multiple orders upgrading our Kenan post-paid system to Comverse One. To serve our more than 110 Kenan post-paid billing customers, we have launched our Kenan upgrade roadmap, which will allow our post-paid billing install base to add additional functionalities in a modular way, and avoid expensive transformation projects. We are excited about our opportunity in this $5 billion market where customers are beginning to transition from separate pre-paid and post-paid systems to converged billing solutions. CNS is number one in the early stage market, which is growing many times the rate of the other BSS markets, as confirmed by a number of customer and analysts such as Gartner and [Forrester].

Regarding our VAS business, in the nearly $900 million value-added services market, CNS is the market leader by a wide margin with more than 300 customers. Our strong position in value-added voice and messaging services makes us the logical choice to help service providers manage and bridge the gradual transition from existing TDM services to a native IP environment. Our new service-enabled middleware, or SEM, does all this. SEM is the next generation service delivery platform. It is a service orchestration software layer that allows operators to leverage their existing assets and unique [drem] with their IP capabilities to launch new services from both Comverse and third-party more rapidly and cost effectively.

This offering is well adapted to our large tier one and tier two customers. The first wave of SEM services includes converged and social message inbox, web-backed client-led visual voice mail, parental controls and geofencing, Facebook converged messaging. This offering is already deployed at the largest American wallet operator. As we expand our services, our overall offerings, we move to a cloud approach to minimize CapEx and ongoing OpEx. Our combined BSS and VAS offerings are proven, with more than 450 Telco customers, including the majority of the largest wallet operator. The recurring revenue that those customers provide and our complete portfolio position us extremely well to capture growth at a reasonable profit margin even in a difficult market.

Regarding margin improvements, we are focusing on margin improvement through more efficient program management and overall process improvement and strengthening our capability and processes in R&D. Regarding our G&A, after the spinoff, we will rationalize our G&A to be more appropriate for a company of our size. With improved efficiency, growth and positive cash flow, Comverse will be very well-positioned to expand in new verticals and demand and unlock shareholder value.

Finally, looking at our business model this year, we expect to achieve modest growth over last year’s bookings despite a difficult macro environment. We expect to be around breakeven in operating cash flow for the year, which points to a strong lever of positive cash flow in the second half. Now it is my pleasure to introduce the new CFO of CNS, Tom Sabol, who will discuss CNS Q2 results. Tom?

Tom Sabol - Comverse Inc. - CFO

Thanks, Philippe. As Charles mentioned earlier, CTI’s interim CFO, Joel Legon, and his team have been very helpful in getting me up to speed since I joined in late July, and I’d like to acknowledge his and their efforts and insights in that regard. Q2 CNS revenue of $171.2 million declined 6% year-over-year, but increased 24.2% sequentially. BSS revenue of $69 million declined 19.2% year-over-year, but increased 19.7% sequentially. VAS revenue of $91.3 million increased 8.5% year-over-year, and increased 38.5% sequentially.

Q2 revenue composition was 40.3% for BSS, 53.3% for VAS, and 6.4% for other, with 41.8% of Q2 revenue derived from maintenance. Q2 Comverse performance was a positive $21 million, reflecting a Comverse performance margin of 12.3%, and an improvement from 9.2% in Q2 last year, and negative 11.7% in Q1 of this year. Non-GAAP gross margin was 42.1% for the quarter, while R&D was 11.3% of revenue. Cash and cash equivalents at CTI and CNS totaled $278.9 million, down from $307.6 million at the end of Q1. This reflects negative operating cash flows of $4.7 million at CNS, $15.2 million in CTI holding company disbursements, and non-operating disbursements of $8.8 million, representing $6.5 million in strategic evaluation-related costs and $2.3 million in restructuring payments.

As Joel has emphasized in the past quarters, the gradual recognition of much of our deferred revenue will lead to a significant reduction of backlog through 2013 and possibly beyond. Going forward, our overall book-to-bill ratio will likely remain below 1 for some time, as we worked on much of our backlog and deferred revenue. During the second quarter, CNS’s deferred revenue declined by approximately $31 million, to approximately $497 million. So we expect our reported revenue to exceed our bookings for some time, and this year by a significant amount. As Philippe said, we are targeting modest bookings growth in fiscal 2012 above the 2011 level of $600 million.

CNS is currently expected to be roughly break-even on an operating cash flow basis this year, with a negative operating cash flow for the first half offset by positive operating cash flow in the second half. Going forward, we believe we can achieve positive cash flow through continuous improvements in efficiency and processes and disciplined cost control and rationalization. And as we are targeting future bookings growth, we expect to be able to expand our operating cash flow margins meaningfully over time. I’ll now turn the call back to Charles for a few closing remarks before we take your questions. Charles?

Charles Burdick - Comverse Technology Inc - CEO

Thanks, Tom. In summary, we’ve made excellent progress on many fronts over the past few months. Two accomplished leaders, Philippe Tartavull and Tom Sabol, have joined CNS as CEO and CFO. Verint continues to achieve growth and profitability. And CNS expects bookings growth in fiscal 2012 and with positive cash flow from operations in the second half of the year. And finally, we are on track to separate our three operating businesses from common ownership, in a tax-efficient manner that eliminates the complex holding company structure. We’d be happy to take your questions now. So, operator, can we please open the line for questions?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Our first question comes from Sterling Auty from JPMorgan. Your line is open.

Sterling Auty - JPMorgan Chase & Co. - Analyst

Yes, hi and thanks guys. Welcome to the new team on CNS. Just had a couple of questions. First, I wasn’t quite clear in the description, how at the time of spinoff, do we go from the $200 million of cash for CNS to the over $300 million? And what was the timeframe that you thought the cash balance would be over $300 million?

Tom Sabol - Comverse Inc. - CFO

This is Tom Sabol. So actually, the cash at October 31 will exceed $200 million, probably somewhere closer to around $230 million. Of course, that will be generated by the proceeds from $37 million from the proceeds of Starhome, less roughly the $5 million of escrow. In addition, we do expect strong operating cash flow in the second half of the year from operations of CNS. And in addition we do have a couple two nonoperating cash flow items where we are expecting refunds from VAT and income taxes that will enable us to be close to $300 million in cash on CNS’s books at January 31st.

Sterling Auty - JPMorgan Chase & Co. - Analyst

Great. And then in the past couple of quarters, I think you have characterized what was called accelerated revenue. So kind of the items from the backlog, deferred revenue write down from the shifting in periods. Can you give us a sense of what that accelerated revenue was in the quarter, especially see if you going to how it was flowed through both BSS and VAS?

Tom Sabol - Comverse Inc. - CFO

Actually in this quarter, that amount was zero. So we didn’t have any significant acceleration from prior quarters.

Sterling Auty - JPMorgan Chase & Co. - Analyst

So then based on that, it would seem like BSS — at least relative to some of our expectations — involved, in other words, if you strip out the accelerated from last quarter and this quarter how would you characterize the growth of BSS and kind of the order bookings and just tone of demand out there?

Philippe Tartavull - Comverse Inc. - CEO

This is Philippe Tartavull. BSS has continued to make significant progress. As I mentioned in my notes, we have captured a number of bookings this quarter. And we’re getting close to be at par in terms of revenue with some of our past business.

Sterling Auty - JPMorgan Chase & Co. - Analyst

Okay. I’ll go back into the queue. Thanks.

Operator

Our next question comes from Tom Roderick from Stifel Nicholas. Your line is open.

Chris Growe - Stifel Nicolaus - Analyst

Hey guys. This is Chris calling for Tom. Just to follow-up on Sterling’s question a little bit here, if you look at — I think your guidance last quarter was around $650 million for the bookings and positive cash flow for the year. So I guess that would imply that maybe the environments changed a little bit in terms of BSS. Can you clarify whether that’s BSS or VAS relative to the strength and weakness during the quarter? Thanks.

Tom Sabol - Comverse Inc. - CFO

Yes. Clearly, the first half has been impacted by the macro Telco spend. And so it was a little bit softer than we would have originally anticipated. However, based on what we’re seeing right now with regards to bookings that we’ve had as well as the status of current programs, we still feel good about the second half of the year. It just modestly taking down the outlook from kind of a conservative standpoint, I would also mention that Philippe and I have not been on board that long. So maybe we’re being slightly more conservative with regards to where we think things are going forward in the second half.

Chris Growe - Stifel Nicolaus - Analyst

Great. Thanks. And then as you look forward, I think traditionally, BSS is in 3% to 5% range. Do you feel comfortable that you can grow that business faster than the industry average? And what gives you that confidence?

Philippe Tartavull - Comverse Inc. - CEO

Yes. This is Philippe. We believe that, especially with our positioning in the Comverse billing systems we should be able to grow at a faster rate than the rest of the industry. It’s also easier to do that because our size is smaller, so as a percentage, obviously that has an impact. At this point in time, we feel pretty confident that we can do that.

Chris Growe - Stifel Nicolaus - Analyst

Great. Thanks. And then just one more balance sheet question if I may, I think you mentioned that the disbursements for CTI related to the spin, I would assume were $15 million in the quarter, and that there would be another $60 million I think? I just wanted to clarify, is that $60 million total or $60 million plus 15?

Joel Legon - Comverse Technology Inc - Interim CFO

Yes. Let me clarify. I think what we said on the $60 million is that CTI cash at the spinoff will be approximately $60 million. This will include — we will be paying all the professional fees associated with the spin, associated with the Verint merger. And also, it also includes the $25 million of cash that will go to CNS in the escrow account. The $15 million is the normal for the CTI operating costs. It’s just we — I think in past calls we’ve articulated, it’s running about $32 million a year.

The reason we believe it’s $15 million this quarter, is just a timing issue on the cash. But nothing unusual there. I think as Tom said, the professional valuation fees and compliance costs were $7 million out of the non-operating disbursements. So I hope that answered your question.

Chris Growe - Stifel Nicolaus - Analyst

Thank you very much. It did. Thank you.

Operator

Our next question comes from Joe Stauff from Susquehanna. Your line is open.

Joe Stauff - Susquehanna Financial Group - Analyst

Good morning. Just a few follow-ups. Again on the bookings number, you indicated modest growth this year. That number was a little bit more explicit, $650 million, before. Are we talking — probably needs to be around $625 million or so, $630 million to be operationally breakeven. Is that accurate?

Philippe Tartavull - Comverse Inc. - CEO

Yes, this is Philippe. At this point in time, we’re not going to provide any guidance, but I think if you take my remark the way it is, that we are expecting modest growth over last year. It’s too early for us to provide guidance at this point in time. Tom, do you want to add anything?

Tom Sabol - Comverse Inc. - CFO

Again I would say with the first half softness, and also with again, with Philippe and I being here relatively new, trying to get our hands around where we think things are, that we’re trying to be on the conservative side with where we think things are today.

Joe Stauff - Susquehanna Financial Group - Analyst

Okay. Fair enough. And then, Philippe, I guess you have been at the Company, I guess approximately, three months now. How have you been spending your time and basically can you give us an assessment again of at least of the things that attracted you to take the job in the first place? And what you have found out at least over the next three months especially regarding client relationships and strategic importance?

Philippe Tartavull - Comverse Inc. - CEO

That’s a good question after three months. Two or three points. First of all, I find that the CNS asset is clearly my opinion, undervalued. And that’s why clearly there was potential for unlocking shareholder value. The reason I’m saying that is we have excellent technology and it’s not news saying that. Each time as we get a customer we are clearly recognized for our technology.

Now, that being said, there is a lot of improvements to be made in the process. And of the company, and the way we attack the markets, which give us even more opportunity if we can make those corrections. Finally, and more importantly, I find the entire employee base very engaged, which is the key to win some of our top customers. So how I spend my time, I mainly spend my time visiting customers and key customers and programs all over the planet, making sure we have a grasp on the process inside the Company. And preparing some changes to make it more efficient.

Joe Stauff - Susquehanna Financial Group - Analyst

Okay. Great. Thanks very much.

Operator

Our next question comes from Shaul Eyal with Oppenheimer. Your line is open.

Shaul Eyal - Oppenheimer & Co. - Analyst

Philippe and Tom, welcome aboard. A couple of quick questions on my end. Philippe, in your remarks about your growth strategy, talking about install base and getting into acquiring new customers and accelerating the Services and offerings, but I want to focus on probably the second point, acquiring new customers in APAC and emerging markets, that’s kind of clearly understandable. What’s your view on CMS’s operation strategy within the US and maybe the Americas in general?

Philippe Tartavull - Comverse Inc. - CEO

That’s a very good question. So let me answer in a very tight way. The reason we’re looking at APAC and EMEA is because there is a number of growth possibilities that are clearly identified. The US market is a little bit more challenging for us in BSS. There is, as you know, the market determines — we’ve been in the business for a long time, so the markets in the US is very concentrated around some key operators, but that will reduce some BSS suppliers, so to prime the market in the BSS space will take a little bit more time. On the other end, as you know, we have a very strong position in North America in the VAS market and we continue to grow this space. Not that we are not attacking the US market for BSS, but I think it’s going to be for us a little bit more difficult to crack. Regarding Latin America, as you know, there is a lot of operators that are based in Europe and are strong — I would say capabilities or operation in Latin America. We are very tight to those. And we looking at for approximately in Brazil, Colombia, and Mexico and Central America.

Shaul Eyal - Oppenheimer & Co. - Analyst

Got it. By the way if Philippe or Tom wants to take this one, but going back over, Philippe, to your margin point, more efficiently, program management, where do you see the profit margin or the operating margin down the road, let’s say, within the next probably 18 to 24 months?

Tom Sabol - Comverse Inc. - CFO

This is Tom. Clearly, we look at the industry, look where our competitors are at, and our view would be that we should be in the mid-teens with regards to our overall operating performance. And again, we think that timeframe of 12 to 18 months, with what we’ve seen here being a shorter period of time, but what Philippe has seen over the last three months needs to be the target for the Company on a go-forward basis.

Shaul Eyal - Oppenheimer & Co. - Analyst

Got it. Thank you very much for that. I might ask some questions later on. Good luck.

Operator

Our next question comes from Scott Sutherland from Wedbush Securities. Your line is open.

Scott Sutherland - Wedbush Securities - Analyst

A couple of questions, and good morning. First, Philippe, being there a few months and looking at the business from an operational standpoint, are there areas that you see maybe that were lacking that can be improved whether it’s sales, product development or execution on delivering the products to customers, that you think are going to be easy changes and any other long-term challenges you see as you’ve been there for three months?

Philippe Tartavull - Comverse Inc. - CEO

I think that was out of my remarks first of all, the team in place has done an excellent job in keeping the company going. So I want to make sure that we recognize that. That being said, there is in my opinion some transformation to be done first in the way we attack the market from the original standpoint. Secondly, the way we manage our project from a program management standpoint, from a quality standpoint, and thirdly, as I mentioned, I believe when CTI goes away, the size of our G&A is a little bit high. And it would be important to rationalize that for in managing the size of our Company. And those are, in my opinion, should evolve very quickly. When I say quickly, we’re talking 18 months. And then on the call the operation in the same 18 months we have all the infrastructure that can be clearly improved. And reduce operating costs. Tom has been here a little bit less than me, but, Tom, do you have any comments on the first question?

Tom Sabol - Comverse Inc. - CFO

The only thing I would add there is that in addition to those items, and Philippe had mentioned earlier in his remarks that being more efficient, not just on the program management but also on the delivery side of the business, is also an item that needs to be improved. And again, we think over the next 12 to 18 months that we’ll be able to make those improvements. Of course, some of those cost savings, some of those improvements won’t take 12 to 18 months. There’s clearly, in those areas, especially I would say attacking the market and on the G&A that will occur quicker. Of course, the sales cycle on attacking the market is a little bit longer but we do believe that, that will lead to additional bookings, which will ultimately lead to revenue growth.

Scott Sutherland - Wedbush Securities - Analyst

Okay. And I wanted to go to what we said about guidance for 2013 in the past, before both of you came on board and obviously you’re setting your own expectations out there, but I want to confirm guidance previously was for about $700 million of bookings in 2013. I think you guys are changing that to growth this year and continued growth in the next year. Is that fair to say, as your own expectations right now?

Charles Burdick - Comverse Technology Inc - CEO

Just again, Philippe and Tom are looking at me with a question mark so I’ll set the stage so they can respond. I think you’re right. I think previous discussions were that we would hit this $700 million run rate in 2013, I think if your question is based on Tom and Philippe based on modest bookings growth this year, what will be the expectations for 2013. With that as a base, I’ll turn it back to Philippe and Tom.

Tom Sabol - Comverse Inc. - CFO

I think where we’re at is we feel like we need a little bit more time to get our arms around where we will be in 2013. Again, based on where we’re at now, and again with a weaker first half and the Telco spend from our overall standpoint been weaker than expected, that’s the reason why we’ve adjusted what we’ve said about 2012. I don’t think at this point we’re ready to provide 2013 with regards to the $700 million.

Scott Sutherland - Wedbush Securities - Analyst

And on a more positive side, it does sound like your margin goals, you just said in the mid-teens in 12 to 18 months. Does that include corporate overhead? I know for the past guidance was for 2013 to have about 10% operating margin before about $17 million of corporate overhead. Is that a fair assessment?

Tom Sabol - Comverse Inc. - CFO

We would be a separate public company so clearly our view would be is, that is our target, is in the mid-teens.

Scott Sutherland - Wedbush Securities - Analyst

Okay. Great. Thank you.

Operator

(Operator Instructions)

Our next question comes from Howard Smith from First Analysis. Your line is open.

Howard Smith - First Analysis Securities - Analyst

Welcome, Philippe and Tom. Question has to do with the maintenance revenue contracts. I know in Q1 there was some delay in getting those annual contracts signed. I was hoping to get an update at this point. I would expect you’d have everything you expect to get, but I just wanted to check in on that.

Tom Sabol - Comverse Inc. - CFO

So yes. What — now we would say that all of those — any of those delays are behind us, with regards to maintenance contracts and we’re moving forward with, of course, what will drive the growth there is growth in bookings on a go-forward basis. New customers and/or extensions of programs or enhanced programs with customers.

Philippe Tartavull - Comverse Inc. - CEO

And I would just on the momentum, so that’s certainly a strong base for Comverse, but in addition, we think a little bit of pressure in the marketplace on the pricing of the maintenance so we’re trying to continue to maintain our good price specifically but it’s becoming challenging in some areas.

Howard Smith - First Analysis Securities - Analyst

I appreciate that color. Thank you. And just a bookkeeping item, I think you broke out the CNS cash specifically ex items in the quarter. I think it was in the low single digits burn, but I was hoping you could repeat that.

Tom Sabol - Comverse Inc. - CFO

Yes. CNS was $4.7 million negative operating cash flow in the quarter.

Howard Smith - First Analysis Securities - Analyst

Thank you very much.

Operator

Our next question comes from Daniel Meron from RBC Capital Markets. Your line is open.

Daniel Meron - RBC Capital Markets - Analyst

Welcome on board Philippe and Tom. First of all just want to get a little bit more color on the momentum that you’ve seen in the underlying business should be around value-added services and around billings, based on your recent discussions that you had with carriers, as you look into the back half of the year. Thank you.

Philippe Tartavull - Comverse Inc. - CEO

I’m sorry —

Tom Sabol - Comverse Inc. - CFO

Daniel —

Paul Baker - Comverse Technology Inc - VP Corporate Marketing & Corporate Communications

Value-added services that I believe was the question specifically, Daniel?

Philippe Tartavull - Comverse Inc. - CEO

Couldn’t quite hear the question. Could you -

Daniel Meron - RBC Capital Markets - Analyst

Any thoughts on momentum on the VAS business based on your discussion with the carriers around the world?

Philippe Tartavull - Comverse Inc. - CEO

Right. What we see in the VAS business is clearly a good momentum on new offers, the one I described in my remarks, the SEM offer, which is a breach to the IP world to most of the operators. Clearly, the movement of this offer on the cloud will allow us to get additional market share. So I’m maybe more optimistic than I would have been three months ago when I joined the Company on the future of VAS, and the way to maintain or eventually grow this business, certainly at least maintain the business.

Daniel Meron - RBC Capital Markets - Analyst

Thanks. That’s encouraging. And then on the BSS side, where do you stand now on that? What kind of momentum are you seeing? It seems to me that the last couple quarters, it was a little bit weaker than at least we, a couple of the other analysts, can you just talk about the future outlook for that business as you see it now?

Philippe Tartavull - Comverse Inc. - CEO

First of all people forget very quickly, but we have already on the Comverse One, which is as I mentioned, 37 install base, which is maybe more than a lot of other companies in the marketplace. So even if there is some weakness there, there is clearly some new life that go customer. We see, as I mentioned in my primary remarks, a lot of demand for this in Asia PAC and EMEA. Doesn’t mean that there is none in Latin America or North America, but that’s where we can see demand. Now, the question for us is, how do we transform this demand and win? And that’s where we are working hard in changing the way we are approaching the market and how we win with certain customers. There was also, I believe, some uncertainty about the future of CNS and the history of CTI that may have, in certain circumstances, impact our capabilities in terms of booking. I think obviously this is going to be behind, and that will clear up the way for additional bookings.

Daniel Meron - RBC Capital Markets - Analyst

Okay. And the question to Charles, Charles, you mentioned a few things around the spin-off process. Is there anything else that we’re waiting for aside from the shareholder approval? Is there any additional milestone that we’re waiting for or are we just ready to go once we have that shareholder meeting, where we vote on that and then the spin-off will occur?

Charles Burdick - Comverse Technology Inc - CEO

I mean, the short answer is we’re not waiting for anything other than the shareholder approval, which we hope to get, and assume we will get October 10. Having said that, the team is working night and day on a myriad of issues to make it all happen as scheduled, but there are no major gating factors there.

Daniel Meron - RBC Capital Markets - Analyst

That’s great. Thank you.

Operator

Our next question is a follow-up from Shaul Eyal with Oppenheimer. Your line is open.

Shaul Eyal - Oppenheimer & Co. - Analyst

Two more quick questions. Philippe, as we move things down the road, about the CNS, you’ve mentioned that it’s an overcapitalized company. Again, maybe too early right now, but what might be the capital allocation plan? Did you see CNS going back very early, the last decade, and becoming aggressive on the acquisition side, and becoming the market consolidator? Or on the other hand, do you see it more as kind of down the road a break-out candidate?

Philippe Tartavull - Comverse Inc. - CEO

First of all, I should say that is a very good question to ask, so at this point in time, let me tell you — I think it’s a little bit early to fully decide. I think the fact that we have additional capital will help us to acquire larger customers in terms of bookings, so that gives us the cushion necessary to be able to grow the business. Secondly, when we have a better view of the capitalization, which we feel that this point confident, but when that’s achieved — we will have more opportunity to decide where to go. I asked already Tom to look at how we can measure the return on the cash flow, and what to do with it. If opportunity comes, during the transformation, we certainly will look at them. But at this point in time, I think it’s a little bit early. I think the good point here is we are strongly capitalized, that means we can play in the marketplace and that’s quite reassuring for our customers. And that will help us clearly at the beginning, and then with what we do. Tom, do you have some?

Tom Sabol - Comverse Inc. - CFO

No. I think that’s a good summary of where we think things are. Get the core of the Company stabilized to the point to where we feel comfortable, but with that said, if opportunities arise, we’ll clearly look at those opportunities. And again as Philippe said, really, this allows us to be viewed in the marketplace as a stable company on a go-forward basis and also we would love to deploy that cash with larger and/or more opportunities to grow the business.

Shaul Eyal - Oppenheimer & Co. - Analyst

Right. One final question on my end. Both of you guys are coming from VeriFone/Hypercom, and it’s fair to say that in the past, you restructured, that you were involved in the successful restructuring of Hypercom until it’s final sale to VeriFone. What are you bringing with you from that experience to the new experience of the spin out and going forward with CNS and growing that company?

Philippe Tartavull - Comverse Inc. - CEO

I think I didn’t want to make any linkage between the two, but I think, when we started Hypercom, some of the challenges were very similar obviously in a different space, but it was the same thing on the bookings side or process, G&A, I think we can get the experience there. That doesn’t mean we intend to sell Comverse. So it will be what will be, but clearly the ability to transform the Company very quickly, I think that’s again a fact that Tom and I worked together help us to go maybe a little bit faster. We know each other. I think that’s what I will have to say about this one.

Tom Sabol - Comverse Inc. - CFO

Yes. I would reiterate what Philippe said. A lot of similarities with regards to lack of focus from a regional standpoint on sales. And the process improvement and G&A-related type items are very similar. I of course would say not just Hypercom but to my background and my career even prior to Hypercom, so we would say we’re bringing more of an operational focus to the team than there was in the past.

Philippe Tartavull - Comverse Inc. - CEO

I would say the only difference is two things here. I think our product set in Comverse is very much at the top where we have some more challenge, than when we were at Hypercom. So at least from a technology standpoint, we are in much better shape.

Shaul Eyal - Oppenheimer & Co. - Analyst

Got it. Thank you very much and again, good luck.

Operator

Our next question comes Sterling Auty from JPMorgan. Your line is open.

Sterling Auty - JPMorgan Chase & Co. - Analyst

Just as a follow-up, in the VAS segment, do have any 10% orders in the quarter? What I’m curious about is how would you look at, in the product part of that business, the diversification of the demand, or was it concentrated?

Philippe Tartavull - Comverse Inc. - CEO

Can you repeat the question?

Tom Sabol - Comverse Inc. - CFO

So we would have had one order that would have been 10% of bookings in the quarter. So we would have had one booking above 10%.

Sterling Auty - JPMorgan Chase & Co. - Analyst

Okay. And was that in terms of area, was that kind of a traditional capacity purchase for voicemail? Or where are you seeing the larger orders focus within VAS?

Philippe Tartavull - Comverse Inc. - CEO

In the VAS business, that’s all we can say at this point.

Sterling Auty - JPMorgan Chase & Co. - Analyst

I’m sorry, could you repeat that? I missed it, I’m sorry.

Philippe Tartavull - Comverse Inc. - CEO

In the VAS business.

Sterling Auty - JPMorgan Chase & Co. - Analyst

Right. Obviously you can’t get more granular than that?

Philippe Tartavull - Comverse Inc. - CEO

I think that’s right.

Sterling Auty - JPMorgan Chase & Co. - Analyst

All right. Thanks.

Operator

We have time for one more question. Our final question comes from Joe Stauff with Susquehanna. Your line is open.

Joe Stauff - Susquehanna Financial Group - Analyst

I just wanted to ask very quickly, your margin guidance that you alluded to in the approximately 1.5 years, 18 months or so, is a pretty big number, at least relative to one view of this business, prior to your arrival. Certainly, it would be great if you can give us how you expect to get to that mid-teens EBIT margin after corporate overhead. Or is it more fair likely to ask when do you think you’d be in a position to convey basically how you get there?

Tom Sabol - Comverse Inc. - CFO

Yes. I would say give us two, three quarters to get our arms around the business as well as get our arms around how quickly we can make the improvements. But again, our view is, we’re in a marketplace that has those return levels. And our view is there’s no reason that our technology is as good as it is, that we shouldn’t be able to obtain the same types of margins as our competitors. Clearly some of those are larger, so the G&A piece might at the beginning be a little bit higher. And mid-teens maybe was a range.

So we may be at the lower end of that range, let’s say 18 months from now, but we might be at the higher end of that range, say, in another year or so after that. So where I would say probably the G&A piece, because of our revenue base, would probably run a little bit higher. Which of course, hopefully could be offset by being more nimble, more on the delivery and sales side of the business. But in six weeks, that would be my take that the SG&A would probably run a little bit higher, but we would probably attempt to offset that by being more flexible, more nimble on the delivery side.

Philippe Tartavull - Comverse Inc. - CEO

I just would add that we are obviously in the model of we want to test it before we go in more detail with the market.

Paul Baker - Comverse Technology Inc - VP Corporate Marketing & Corporate Communications

I want to thank everybody on the call for the questions. I want to especially thank Philippe and Tom for joining us. In the last several months they bring, as you heard on this call, a great perspective and a great energy and are the right team to take the Company forward to the next step. I’m also pleased again to reiterate that the spin-off is on track for October 31, and the Verint merger and collapse of CTI will follow shortly thereafter. And along the way, we managed to sell Starhome at a very attractive price in a marketplace, so I’m thrilled with all of the things that are coming together for CMS. And I know it’s been a long journey for all of us. Thank you very much.

Operator

Ladies and gentlemen, that does conclude today’s conference. You may all disconnect, and have a wonderful day.

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